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                                                                     Exhibit 5.1

               [Letterhead of Akin Gump Strauss Hauer & Feld LLP]


February 11, 2002

Republic Engineered Products Holdings LLC
3770 Embassy Parkway
Akron, Ohio 44333-8367

Ladies and Gentlemen:

We have acted as special counsel to Republic Engineered Products LLC, a Delaware limited liability company (the "Company"), Blue Steel Capital Corp., a Delaware corporation ("Blue Steel Capital" and, together with the Company, the "Issuers"), Republic Engineered Products Holdings LLC, a Delaware limited liability company and successor to Blue Bar, L.P. ("Republic Holdings"), and N&T Railway Company LLC, a Delaware limited liability company ("N&T" and, together with Republic Holdings, the "Guarantors" and the Guarantors, together with the Issuers, the "Registrants"), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the distribution from the Republic Liquidating Trust of $80,000,000 aggregate principal amount of the Issuers' 10% senior secured notes due 2009 (the "Notes"). The Notes have been issued under, and guaranteed by the Guarantors (the "Guarantees") pursuant to, an Indenture dated as of August 16, 2002 (the "Original Indenture") by and among the Issuers, N&T and Blue Bar, L.P., a Delaware limited partnership, as guarantors, and LaSalle Bank National Association, as trustee (the "Trustee"), as amended by a First Supplemental Indenture dated as of February 7, 2003 by and among the Issuers, the Guarantors and the Trustee (the Original Indenture, as so amended, is hereinafter referred to as the "Indenture").

We have examined originals or certified copies of such corporate records of the Registrants and other certificates and documents of officials of the Registrants, public officials and others as we have deemed necessary, relevant or appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all records, documents, instruments and certificates submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Registrants, the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants, that the Notes conform to the specimens examined by us and that the Trustee's certificate of authentication of the Notes has been manually signed by one of the Trustee's authorized officers.

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Republic Engineered Products Holdings LLC
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February 11, 2002


Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Notes have been duly authorized by all necessary corporate action on the part of the Issuers and constitute valid and binding obligations of the Issuers and are entitled to the benefits of the Indenture.

2. The Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantors and constitute valid and binding obligations of the Guarantors and are entitled to the benefits of the Indenture.

3.   The Indenture is an obligation of the Registrants.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the Laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws"), other than a review of the Laws of the State of New York, the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware and the Limited Liability Company Act of the State of Delaware. For purposes of this opinion, the term "Included Laws" means the items described in the preceding sentence that are, in our experience, normally applicable with respect to transactions similar to the types contemplated by the Indenture. Notwithstanding the foregoing, the term "Included Laws" specifically excludes Laws, rules and regulations relating to the regulation of the conduct of the businesses of the Registrants.

B. The matters expressed in this letter are subject to the qualifications and limitations of (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of courts to award damages in lieu of equitable remedies; and

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Republic Engineered Products Holdings LLC
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February 11, 2002


     (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification or contribution.

C. This law firm is a registered limited liability partnership organized under the Laws of the State of Texas.

We consent to (i) the filing of this opinion as Exhibit 5.1 to the Registration Statement, (ii) the filing of our tax opinion addressed to Republic Holdings dated the date hereof as Exhibit 8.1 to the Registration Statement and (iii) the references made with respect to us under the captions "Legal Matters" and "United States Federal Income Tax Consequences" in the prospectus included as part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.



Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.